Exhibit 10.2

transition, SEVERANCE, and release AGREEMENT WITH REAFFIRMATION OBLIGATIONS (with Agreement of Non-Solicitation and Non-Competition and Special Vesting Agreement) Between Team, Inc. and Greg L. Boane

A.                 INTRODUCTION

Greg L. Boane is a resident of Texas and has been an employee working for Team, Inc. In this Agreement, “Employee” means Greg L. Boane, and “Team” means Team, Inc., Team Industrial Services, Inc. and its affiliated entities and predecessor and successor entities. Employee has received this Transition, Severance, and Release Agreement with Reaffirmation Obligations (the “Agreement”) on November 26, 2018, and the last day of Employee’s employment will be February 28, 2019 (the “Last Day of Employment”). The purpose of this Agreement is to state the conditions of Employee’s termination without cause and to resolve any employment-related issues that exist or might exist between Employee and Team. This Agreement is presented to Employee for Employee to sign as a condition to Employee’s receipt of certain benefits as set forth in the Team, Inc. Corporate Executive Officer Compensation and Benefits Continuation Policy, as amended (the “Severance Policy”). Reference is made to the Letter Agreement for Consulting Services, of even date herewith, between Team, Inc. and Employee (the “Consulting Agreement”).

B.                 TEAM’S PROMISES TO EMPLOYEE

In exchange for the promises of Employee set forth below and Employee’s continued compliance with these promises, Team agrees to do the following:

(1)               Continued Pay Through Last Day of Employment. Employee will continue at-will employment with Team in the position of Special Advisor to the Chief Executive Officer to provide transition services to Team through the Last Day of Employment, and Team agrees to continue paying Employee his current base salary, less applicable withholdings as required by law or currently in place (“Base Salary”), on the regular Team pay dates through the Last Day of Employment, so long as neither Team nor Employee has terminated the employment relationship as set forth in Section D(5) below.

(2)               Severance Pay.

(a)                Continuation of Base Monthly Salary. Team agrees to provide severance pay to Employee in the form of a continuation of the Employee’s base monthly salary at the Employee’s base monthly salary level immediately prior to the Last Day of Employment for fifteen (15) months. If such base salary continuation payments do not exceed the Employee’s Compensation Limit, as defined in the Severance Policy, such payments shall be made in thirty (30) equal installments payable on the 15th and again on the last day of each month, beginning on the last day of the second month following the month in which the Employee’s Last Day of Employment occurs (and after the expiration of the seven-day revocation period stated in the Reaffirmation referenced below). If such base salary continuation payments exceed the Employee’s Compensation Limit, as defined in the Severance Policy, (a) a separate payment equal to the difference between the Employee’s base salary continuation payments and the Employee’s Compensation Limit shall be paid to the Employee on or before the later of the 15th day of the third month following the end of the Employee’s taxable year in which the Employee’s Last Day of Employment occurs or the 15th day of the third month following the end of the Company’s taxable year in which the Employee’s Last Day of Employment occurs (and after the expiration of the seven-day revocation period stated in the Reaffirmation referenced below), and (b) those salary continuation payments that do not exceed the Employee’s Compensation Limit shall be made in thirty (30) equal installments payable on the 15th and again on the last day of each month, beginning on the last day of the second month following the month in which the Employee’s Last Day of Employment occurs (and after the expiration of the seven-day revocation period stated in the Reaffirmation referenced below). For purposes of Section 409A (defined below), the Employee’s right to a series of installment payments shall be treated as a right to a series of separate payments.

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(b)               Lump Sum Payment. Team also agrees to provide additional severance pay in the form of a single sum payment in the amount of Twenty Thousand Five Hundred Dollars ($20,500.00) of which (i) Five Thousand ($5,000) (paid in lieu of the outplacement services provided under the Severance Policy) is to be payable within fifteen days following the Last Day of Employment (and after the expiration of the seven-day revocation period stated in the Reaffirmation referenced below) and (ii) Fifteen Thousand Five Hundred Dollars ($15,500.00) to be payable on the 60th day following the Last Day of Employment (and after the expiration of the seven-day revocation period stated in the Reaffirmation referenced below).

(c)                The Severance Pay may be eligible for reduction in accordance with Section II of the Severance Policy. From the Severance Pay, Team also will withhold, as required, for state and federal taxes, FICA, and other required payroll deductions, but will not withhold for the Team, Inc. Salary Deferral Plan and Trust (“401(k) Plan”), health and welfare plans or other benefit plans. The Severance Payment will not be eligible for employer matching under the 401(k) Plan.

(3)               Special Vesting Agreement. Following the Last Day of Employment and after the expiration of the seven-day revocation period stated in the Reaffirmation referenced below, the unvested restricted stock units set forth on Exhibit A-1 to this Agreement shall continue to vest in accordance with their terms, subject to Employee’s continued employment through the applicable vesting dates. Subject to Employee’s provision of the Consulting Services (as defined in the Consulting Agreement) pursuant to the Consulting Agreement through the earlier of (a) May 31, 2019, and (b) (i) the termination of the Consulting Agreement pursuant to Section 1(a) of the Consulting Agreement or (ii) the termination of the Consulting Agreement by the Company pursuant to Section 1(e) of the Consulting Agreement (such earlier date, the “Consulting Termination Date”), Team will vest Employee’s unvested time-based restricted stock units previously awarded pursuant to the Team, Inc. 2006 Stock Incentive Plan (as amended, the “2006 Plan”), the Team, Inc. 2016 Equity Incentive Plan (as amended, the “2016 Plan”) or the Team, Inc. 2018 Equity Incentive Plan (as amended, collectively with the 2006 Plan and the 2016 Plan, the “Plan Documents”), as applicable, such associated Restricted Stock Unit Agreements as listed on Exhibit “A” (the “RSU Agreements”), except as otherwise provided in this Agreement, and deliver the underlying shares to Employee in accordance with the original vesting schedule as set forth on Exhibit “A” to this Agreement under the “Future Delivery Dates” column (the “Special Vesting”). From the Special Vesting, Team will withhold, as required, for any local, state and federal taxes, FICA, and other required payroll deductions (“Deductions”), but will not withhold for the 401(k) Plan, health and welfare plans or other benefit plans. The Special Vesting will not be eligible for employer matching under the 401(k) Plan. To the extent that any of the Deductions are required at or prior to the delivery date of the underlying shares, Team, at its option, may withhold the required amount of the Deductions from any other compensation due Employee or require Employee to remit such required Deductions to Team in cash prior to delivery of the shares. If Employee violates any of the provisions of this Agreement or breaches Employee’s obligations under the Consulting Agreement, then any shares of Team’s stock that would have been delivered to Employee on a “Future Delivery Date” shall be forfeited on the date such violation occurs. All other terms and conditions of the RSU Agreements and the Plan Documents remain in full force and effect. The parties agree that this Section shall be deemed to be a “Special Vesting Agreement” for purposes of the time-based Restricted Stock Unit Awards listed on Exhibit “A”.

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(4)               2018 Executive Incentive Compensation Plan. Employee will be eligible for any incentive award earned under the terms and conditions of the 2018 Executive Incentive Compensation Plan for named executive officers, subject to approval of the Compensation Committee, under the same terms and conditions as if Employee was continuously employed through the date of the award, and without reduction due to this Agreement being signed prior to the end of the calendar year or due to Employee’s Last Day of Employment occurring before the date the award is paid. This amount will be paid at the same time as awards are paid to other recipients under the 2018 Executive Incentive Compensation Plan.

(5)               Non-disparagement. Team agrees that it will instruct its corporate executive officers not publish or make in any manner any oral or written statements about Employee that are untrue, defamatory, disparaging, malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm.

(6)               Acknowledgement and Agreement. Employee acknowledges that all of the consideration provided in this Agreement by Team is not owed to Employee without his agreement to and compliance with all terms of this Agreement. Any breach by Employee of this Agreement or the Consulting Agreement will relinquish Employee’s rights to the consideration from Team under this Agreement, including all of the payments made under Sections B(2), any future vesting of unvested shares under Section B(3), and forfeiture of any Returnable Share Value as stated in the RSU Agreements under Section 3(B). Employee acknowledges and agrees that, except as provided in this Agreement, the Consulting Agreement and the Reaffirmation Agreement, Employee shall have no entitlement to any additional compensation from Team in respect of Employee’s employment or termination of employment.

C.                 EMPLOYEE’S PROMISES TO TEAM

In exchange for the promises of Team set forth above, Employee promises to do the following:

(1)               Resignation as an Officer or Director. Employee hereby resigns, effective as of November 30, 2018, as (i) Executive Vice President, Chief Financial Officer of Team, Inc., and (ii) as an officer or director of any subsidiary or affiliate of Team, Inc. and Employee agrees to take any further action reasonably requested by Team, Inc. to effectuate the foregoing.

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(2)               Transition Services Agreement. Employee agrees to continue at-will employment with Team in the position of Special Advisor to the Chief Executive Officer to provide transition services to Team through the Last Day of Employment. Employee agrees that during the remaining period of Employee’s employment, Employee shall continue to abide by all of Team’s policies and codes of conduct, any agreements Employee has with Team or legal obligations owed by Employee to Team, and to assist with the transition of Employee’s duties or other duties as requested by Team.

(3)               Reaffirmation and Ratification of Agreement on or after Last Day of Employment. Employee has been given at least twenty-one (21) days to review this Agreement, and if he does not accept this Agreement by returning an executed copy to Team on or before December 17, 2018, this offer will expire. Because it is expected that Employee will sign this Agreement prior to the Last Day of Employment and will continue Employee’s employment with Team to provide transition services after signing this Agreement, as a condition of this Agreement and part of the consideration stated in this Agreement, Employee agrees to sign an acknowledgement on or immediately after the Last Day of Employment (“Reaffirmation”), acknowledging current compliance with this Agreement and ratifying and re-affirming each promise made in this Agreement, including the release and covenant not to sue, as of the date Employee signs that Reaffirmation. No payments or consideration will be provided under this Agreement unless and until this Agreement and the Reaffirmation are signed and not revoked by Employee and after the signing and expiration without revocation by Employee of the seven-day revocation period provided under the Reaffirmation.

(4)               General Release and Covenant Not to Sue. Employee hereby releases and discharges Team, its subsidiaries (past and present), business units, divisions, affiliates, successors, assigns, lessees, underwriters, insurers, stockholders, trustees, directors, officers, officials, managers, representatives, employees and agents from all legal, equitable, or administrative claims or any claims for wrongful discharge, discrimination, retaliation, harassment, breach of contract, intentional or negligent infliction of emotional distress, defamation, interference with employment related contract, or any other employment related cause of action based on federal, state, or local law or the common law, whether in tort or in contract that Employee may have against any of them from the beginning of time to the effective date of this Agreement. Employee agrees that this release includes, but is not limited to, any claims arising from Employee’s employment with and termination from Team, as well as all employment-related claims for any form of compensation, severance, contract claims or privacy rights, or any other claims arising before the date this Agreement is signed. Employee represents that Employee has been paid in full all compensation of any form which was owed to Employee through the date this Agreement was signed. Employee agrees that this release includes any employment-related claim Employee may have, including employment-related claims of which Employee may not presently be aware. Subject to the Protected Rights, Employee promises not to sue, file any sort of claim, or seek or receive monetary or other damages or relief regarding any of the claims released in this Agreement, whether the claim is filed by Employee or others.

(5)               Release of Employment Claims including Age Discrimination Claims. This release specifically includes, but is not limited to, age discrimination claims arising under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (“ADEA”), all claims and causes of action arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), common law torts, any causes of action or claims arising under or based on the Texas Labor Code including but not limited to Chapters 21, 61, 451, or any other state or local law, statute, public policy, order, or regulation regarding employment; any claim regarding the enforceability or scope of any obligations regarding fiduciary duties, non-disclosure, non-competition and non-solicitation; and any and all suits in tort or contract, Employee Retirement Income Security Act (“ERISA”), and all other claims arising under federal, state, or local statutes, common law, ordinances, or equity, and any applicable severance policy or plan, stock incentive plan or policy, or compensation and benefits policy or plan, and all other incentive compensation plans, claims for wages, benefits, bonuses, vacation pay, severance pay or other compensation, except as otherwise provided above. Employee acknowledges that the consideration provided for in this waiver and release is in addition to anything of value to which Employee was already entitled.

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(6)               Non-disparagement. Excluding the Protected Rights referenced below, Employee agrees to not publish or make in any manner any oral or written statements about Team or any of the people or entities released that are untrue, defamatory, disparaging, malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm.

(7)               Protected Rights.

(a)                Nothing in this Agreement shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, is provided under this Agreement or arises after the signing of this Agreement and Reaffirmation, involves any vested benefits pursuant to an ERISA employee benefits plan, unemployment compensation benefits if Employee is otherwise qualified for such benefits under applicable law, or involves any pending workers’ compensation claim (however Employee represents there are no unfiled workers’ compensation claims or unreported injuries). To the extent that any such claim cannot be waived as a matter of law, it is understood that Employee reserves the right to file such claim, but Employee expressly waives Employee’s right to any relief of any kind should Employee or any other person or entity pursue any claim on Employee’s behalf except as stated below.

(b)               Nothing in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. Employee understands and recognizes, however, that even if a report or disclosure is made or a charge is filed by Employee or on Employee’s behalf with a governmental agency, Employee will not be entitled to any damages or payment of any money or other relief personal to Employee relating to any event which occurred prior to Employee’s execution of this Agreement; however, excluded from this is any non-waivable recovery rights with the SEC or as otherwise applicable.

(c)                Neither this Agreement nor any other agreement or policy of Team shall prohibit Employee from making, or submit Employee to civil or criminal liability under a trade secret law, for the following disclosures: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by a plaintiff to his or her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (d) other actions protected as whistleblower activity under applicable law. Employee is not required to notify Team of these allowed reports or disclosures.

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(8)               Confidentiality and Covenant of Non-Disclosure.

(a)                Employee understands and acknowledges that during the course of Employee’s employment with Team, Employee has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to Team, its affiliated companies, and their businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Further, this access to Confidential Information will continue through Employee’s Last Day of Employment.

(b)               For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, sales information, revenue, costs, formulae, notes, communications, product plans, ideas, audiovisual programs, inventions, unpublished patent applications, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, distributor lists, and buyer lists of Team, its affiliated companies or their businesses or any of its existing or prospective customers, suppliers, investors or other associated third parties, or of any other person or entity that has entrusted confidential information to Team and which Team is obligated to keep confidential.

(c)                Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(d)               Employee understands and agrees that Confidential Information developed by Employee in the course of Employee’s employment by Team shall be subject to the terms and conditions of this Agreement as if Team furnished the same Confidential Information to Employee in the first instance. Confidential Information and trade secrets shall not include information that (i) is generally available to and known by the public at the time of disclosure by Employee, provided that such general availability and knowledge of the public is through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf; (ii) becomes generally known within the industry through no fault, act or failure to act, error, effort or breach of this Section by Employee; or (iii) is obtained from a third party with a legal right to possess and disclose it.

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(e)                Acknowledgment. Employee understands that the nature of Employee’s position has provided Employee with access to and knowledge of Confidential Information and placed Employee in a position of trust and confidence with Team. Employee further understands and acknowledges that Team’s ability to reserve the Confidential Information for the exclusive knowledge and use of Team is of great competitive importance and commercial value to Team, and that improper use or disclosure by Employee is likely to result in unfair or unlawful competitive activity or might cause Team to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages or criminal penalties.

(f)                Disclosure and Use Restrictions. Employee ratifies all prior agreements concerning this subject matter and re-states here that Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of Team not having a need to know and authority to know and use the Confidential Information in connection with the business of Team and, in any event, not to anyone outside of the direct employ of Team) except as required in the performance of any of Employee’s remaining authorized employment duties to Team, if any, and only with the prior consent of an authorized officer acting on behalf of Team in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of Team, except as required in the performance of any of Employee’s remaining authorized employment duties to Team or with the prior consent of an authorized officer acting on behalf of Team in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). This Agreement does not, in any way, restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Employee shall promptly provide written notice of any such order or non-waivable legal right to the senior legal officer of Team. Further, this Agreement does not prevent Employee from exercising the Protected Rights addressed above, including making a good faith report or related disclosures to any governmental agency or entity regarding potential violations of applicable federal, state or local law or to take other actions protected as whistleblower activity under applicable law. Employee is not required to notify the Company of any actions or disclosures pursuant to these Protected Rights.

(g)                Duration of Confidentiality Obligations. Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue so long as the information protected remains confidential in nature.

(9)               Non-Solicitation and Non-Interference. Employee acknowledges that the highly competitive nature of Team’s business, Employee’s position with Team, and the Confidential Information, company relationships, training, and goodwill provided to Employee during his employment with Team, support Employee’s promises not to solicit or interfere with the Company’s relationships with its customers and employees as stated below, during his employment with the Company and for a period of two (2) years after Employee’s employment ends (“the Restricted Period”) regardless of the reason for the separation, within the United States and Canada (the “Restricted Territory”).

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(a)                Non-Solicitation of Employees. During the Restricted Period and in the Restricted Territory, Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the resignation or termination of employment of any employee of Team with whom Employee worked or about whom Employee had access to Confidential Information during Employee’s employment with Team. This restriction shall not include any former, current, or potential employee of Team for whom Employee had no responsibility, no involvement, and about whom he had no access to Confidential Information during his employment with Team. This restriction does not apply to postings and advertisements regarding job opportunities which are made available to the public and are not directed specifically toward Team employees.

(b)               Non-Solicitation of Customers. Employee understands and acknowledges that because of Employee’s experience with and relationship to Team, Employee has had access to and learned about much or all of Team’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other confidential information identifying facts and circumstances specific to the customer and relevant to sales and/or services.

(i)                 Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to Team.

(ii)               During the Restricted Period and in the Restricted Territory, Employee agrees and covenants, not to directly or indirectly conduct business with, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, text and instant message), attempt to contact or meet with Team’s current or prospective customers (defined as potential customers towards whom Team has, within the last two years of Employee’s employment, taken significant steps towards establishing a customer relationship) for purposes of conducting business which is competitive to that of Team.

(iii)             This restriction shall only apply to: (a) Customers or prospective customers of Team that Employee had direct or indirect contact with in any way during the last two years of Employee’s employment with Team; or (b) Customers or prospective customers about whom Employee has had access to trade secret or Confidential Information or Customer Information during Employee’s last two years of employment with Team.

(10)           Non-Compete. Because of Team’s legitimate business interest in protecting its Confidential Information, confidential training, and goodwill to which Employee has had access during Employee’s employment with Team, and in return for all of the good and valuable consideration offered to Employee, Employee agrees and covenants not to engage in the Prohibited Activity during the Restricted Period and in the Restricted Territory.

(a)                For purposes of this non-compete clause, “Prohibited Activity” is carrying on or engaging in any activity as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, investor, lender, or any other similar capacity engaged in by Employee on Employee’s own behalf or on behalf of any person or entity carrying on or engaged in a business similar to and competitive with the business of Team and that provides any of the services or product sales as Team provides as listed on the websites of Team (including affiliate or subsidiary companies), including such entities engaged in the business of: specialty maintenance and construction services required in maintaining high temperature and high pressure piping systems and vessels utilized in heavy industry, which service includes, but is not limited to, inspection and assessment, field heat treating, leak repair, composite repair, fugitive emissions control, hot tapping, isolation test plugs, line stops or line plugs, wet tapping, line freezes or line thaws, field machining, welding, technical bolting or torquing, concrete repair and restoration, field and shop valve repair and sales, installation, distribution, maintenance and warranty work for valves and valve products and service of waterworks valves, clamps and enclosures and any other services or products Team currently provides, including designing, developing, manufacturing, distributing or assembling equipment or products to support such services. Employee expressly acknowledges and agrees that, due to the nature of Employee’s employment with Team, any activities falling within the definition of Prohibited Activity would necessarily and inevitably involve the use and/or disclosure by Employee of Team’s trade secrets and Confidential Information. Restricted Territory and Prohibited Activity do not include any territory or geographic area or other portion of the business of Team in which Employee did not participate in the business of Team or take active steps to engage in the business of Team or about which Employee had no access to Confidential Information, training, business relationships, or goodwill of Team during the last two years of Employee’s employment with Team.

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(b)               Any business, company, partnership, entity, or other form of organization that offers any of the products and/or services of the type offered by Team (including, its affiliated or subsidiary companies), in the Restricted Territory shall be considered to be carrying on or engaged in a business similar to and competitive with the business of Team.

(c)                Nothing in this Agreement shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation.

(11)           Trade Secrets. Employee agrees that Employee will not, without prior written approval of Team, disclose to anyone outside Team or use, for Employee’s own private benefit or the benefit of any third party, any trade secrets or Confidential Information proprietary to Team (including its affiliated or subsidiary companies), or which Team is obligated to protect, including, but not limited to, all processes, designs, formulas, inventions, computer programs, know how, technical information, marketing strategies and plans, pricing information, and customer lists or other compilations of information belonging to Team or its affiliated or subsidiary companies or their customers.

(12)           Return of Team Property. Employee warrants and agrees that, as of the Last Day of Employment, Employee has returned (or will return) to Team, without undertaking any unauthorized modification or deletion, all of Team’s property in Employee’s possession or control relating to Employee’s employment with Team, including but not limited to, Company issued vehicles, computers, computer equipment, other equipment, Confidential Information, files, records, manuals, memoranda, documents, keys, access cards, credit cards, phone cards and all of the tangible and intangible property belonging to Team, or its affiliates, (hard copy or electronic) or its or their vendors, contractors, subcontractors, customers or prospective customers. Employee will not retain any copies or summaries, electronic or otherwise, of such property, unless agreed to in writing by an authorized senior level officer of Team, Inc. Notwithstanding the foregoing, to the extent such Company property is not in Employee’s possession on the Last Day of Employment, Employee covenants and agrees to use Employee’s best efforts to retrieve such Company property and return to the Company as soon after Employee’s Last Day of Employment as reasonably possible.

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(13)           Remedies. Employee agrees to fully comply with each of the terms of this Agreement in return for the opportunity to receive the consideration promised by Team, which Employee acknowledges and agrees is good, valuable, and sufficient consideration to support the agreements contained herein. Team will provide the consideration specified above only in return for Employee’s promises made and continued compliance with all terms of this Agreement, including Employee’s promises to continue to abide by any other obligations owed by Employee to Team under applicable law or other agreements, to the extent such obligations involve duties of a fiduciary, non-disclosure, non-competition, or non-solicitation of customers or employees. Strict compliance with and satisfaction of this Agreement is a specific condition for the consideration provided by Team under this Agreement, with such compliance and satisfaction determined by Team in its sole discretion.

Employee understands that the promises and restrictions set forth in this Agreement may limit Employee’s ability to engage in certain actions but acknowledges that Employee has been provided sufficient consideration or benefits under this Agreement to justify such restrictions. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Employee, and Team shall be entitled to enforce such provisions by specific performance and injunctive or other equitable relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to Team, including the recovery of damages involved in such breach, attorneys’ fees and costs, forfeiture of the opportunity to receive the consideration under this Agreement including any payments or any vesting of restricted stock units, and forfeiture of any amounts paid or prior vesting provided under this Agreement, and all remedies available to Team pursuant to other agreements with Employee or under any applicable law. It is expressly understood and agreed that Team and Employee consider each of the restrictions and obligations contained or referenced in this Agreement to be reasonable and necessary to protect the business of Team.

(14)           Notification to Subsequent Employers. Employee further acknowledges that in order to enforce his obligations under this Agreement, Team may need to notify subsequent actual or potential employers or others of Employee’s obligations under this Agreement. Employee agrees to notify Team of the identity of his employers for the Restricted Period before accepting a position with such employers, and Employee consents to Team providing notification to these employers or others involved, of Employee’s ongoing obligations to Team under this Agreement or under other applicable law.

(15)           Tolling of Restricted Period. The duration of the Restricted Period shall be tolled and suspended for any period that Employee is in violation of these covenants up to a period of two years, unless such tolling is disallowed under applicable law.

(16)           Intellectual Property. Employee hereby irrevocably assigns to Team, for no additional consideration, Employee’s entire right, title and interest in and to all discoveries, writings, works of authorship, technologies, software developments, inventions, improvements, ideas and other works or intellectual property arising from Employee’s employment with Team, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.

(17)           Internal Revenue Code Section 409A. Employee and Team acknowledge and agree that: the form and timing of any payments and benefits to be provided pursuant to this Agreement are either (i) intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments or benefits to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period, or (ii) for the payments subject to the Special Vesting Agreement, comply with the payment timing rules under Section 409A. The parties further acknowledge and agree that for purposes of Section 409A, Employee does not have discretion with respect to the timing of the payment of any amounts provided under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Team, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

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(18)           No Knowledge of Wrongdoing or Fraud. Other than that which has been previously disclosed by Employee to the audit services department or senior officers of Team in writing prior to the Effective Date, Employee warrants that, to Employee’s knowledge, (i) Employee is not aware of any improper financial reporting, posting, or accounting irregularities at Team, including, but not limited to, fraud, embezzlement, malfeasance, or financial misrepresentations; and (ii) Employee fairly represented in all material respects the financial condition, results of operations, cash flows, and safety status of the operations under Employee’s control.

(19)           Further Assurances and Cooperation. During Employee’s employment with Team and thereafter, Employee agrees to provide truthful testimony and information and to otherwise reasonably cooperate with Team or any of its affiliates, representatives, officers, directors, or agents in connection with the defense, prosecution, or evaluation of any pending or potential claims or proceedings involving or effecting Team that relate to any decisions in which Employee participated or any matter of which Employee has or had knowledge.

(20)           Venue; Applicable Law. The venue for any dispute between the parties arising from or relating to this Agreement or Employee’s obligations hereunder shall be exclusively in the federal and state courts of Harris County, Texas, unless another forum is required by applicable law. This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any jurisdiction. Both Employee and
Team waive a trial by jury of any or all issues arising in any action or proceeding between them or their successors, under or connected with this Agreement, and consent to trial by the judge.

(21)           No Admission of Liability. The parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any current or potential claims. No action taken by the parties hereto, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any current or potential claims theretofore made, or (b) an acknowledgement or admission by either party of any fault or liability whatsoever to the other party or to any third party.

(22)           Representations; Modifications; Severability; Assignment. Employee acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement supplements and does not limit or restrict or alter in any way any legal obligations or agreements regarding fiduciary duties, non-disclosure, non-disparagement, non-solicitation, and non-competition. This Agreement cannot be modified except in writing and signed by both parties. However, if any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion shall be modified by the court to be enforceable. If modification is not possible, then such unenforceable provision will be severed from and shall have no effect upon the remaining portions of the Agreement. Team may assign its rights and obligations under this Agreement, and this Agreement inures to the benefit of any successor of Team.

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(23)           No Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

(24)           Notices. Any notices regarding acceptance, rejection, revocation or any other matters arising under this Agreement shall be sent by a method of delivery which provides a receipt of delivery and shall be addressed as provided below. Any change of contact information listed below shall be promptly reported to the other party at the address below. Notices to Employee should be addressed to Employee’s home address on file with Team. Notices to Team should be addressed to the EVP, Chief Legal Officer for Team, Inc. located at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478. Such notice may be delivered by fax to xxx.xxx.xxxx or electronic mail (with confirmed receipt) to xxxxx@Teaminc.com.

D.                 MISCELLANEOUS TERMS AGREED TO BY THE PARTIES

In exchange for the promises made by and to Employee and Team, they mutually agree to the following terms:

(1)               Either party may enforce the Agreement in court if the other party breaches it or threatens to breach it.

(2)               If a court or governmental agency finds any part illegal or refuses to enforce any part of the Agreement, the remainder of this Agreement will not be affected and will remain in force, with the specific exception that if the waiver and release of claims are found to be invalid or unenforceable, Employee agrees to return all amounts paid pursuant to this Agreement.

(3)               Team does not admit violating any state, federal, or local laws by entering into this Agreement.

(4)               This Agreement and the Reaffirmation to be signed on or after the Last Day of Employment contain the entire and only Agreement between Team and Employee regarding Employee’s transition duties and termination of employment. All oral or written promises or assurances that are not contained in the Agreement are waived, invalid, and unenforceable, other than any otherwise existing obligations of Employee under contract or under the law regarding duties of confidentiality, non-solicitation, or non-competition or fiduciary duties, which shall remain in full force and effect. This Agreement may not be modified except in a writing signed by Employee and an authorized officer of Team.

(5)               Early Termination of Employment. Team shall have the right to terminate Employee’s employment at any time for any reason. If Employee’s termination occurs after this Agreement has been presented to Employee and is determined by the CEO of the Company to have been for “Cause,” Employee shall not be entitled to any further payments or benefits under this Agreement and Team shall have the right to recover any benefits already provided under this Agreement. For purposes of this Agreement, “Cause” shall mean (i) the commission of a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) employee willfully engages in conduct that is in bad faith and materially injurious to Team, including but not limited to, misappropriation of trade secrets, fraud, or embezzlement; (iii) a material breach of this Agreement or (iv) Employee’s willful refusal to implement or follow a lawful policy or directive of Team.

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Either party may terminate Employee’s employment at any time for any reason. In the event of such early termination for any reason other than for “Cause”, as described above, Employee shall be entitled to all payments and benefits due pursuant to Section B of this Agreement, except for the continuation of Base Salary beyond the actual termination date, as set forth in Sections B(1) and C(2) above.

E.                 EMPLOYEE’S ASSURANCES TO TEAM

The Agreement is a legal document with legal consequences. Team wants to be certain that Employee fully understands the legal effect of signing this Agreement. Employee, therefore, makes the following assurances:

(1)               Employee has carefully read the complete Agreement.

(2)               The Agreement is written in language that is understandable to Employee.

(3)               Employee understands all of the provisions of this Agreement.

(4)               Employee understands that this Agreement is a waiver of any and all rights Employee may have against Team and all the other parties listed in Section C(4), including any and all rights under the Age Discrimination in Employment Act for claims of age discrimination.

(5)               Employee wants to enter this Agreement. Employee recognizes that the Agreement is financially beneficial to him and that Employee willingly waives any and all rights in exchange for the promises of Team in this Agreement.

(6)               Employee enters this Agreement freely and voluntarily. Employee is not under coercion or duress whatsoever in considering or agreeing to the provisions of this Agreement.

(7)               Employee understands that this Agreement is a contract and that either party may enforce it.

(8)               Employee has been given a period of twenty-one (21) calendar days to consider the terms of the offer contained in this Agreement. This twenty-one (21) day period has provided Employee with sufficient time to consider his options and to seek the advice of legal counsel, tax or financial advisors, family members, and anyone else whose advice Employee values. Employee understands that Employee does not need to take twenty-one (21) calendar days to consider this Agreement if Employee does not wish to do so, but Employee understands that any decision to sign before that time has expired has been made voluntarily and not because of any fraud or coercion or improper conduct by Team.

(9)               After signing this Agreement, Employee has a period of seven (7) calendar days to revoke. Employee can revoke this Agreement by notifying Team in writing of his wish to do so within the seven (7) day period. The notice of revocation must be sent as designated in the Notices Section. In fact, this Agreement is not effective until the eighth (8th) calendar day after it is signed by Employee, provided the Agreement is not revoked by that day (the “Effective Date”). No payments under this Agreement (other than continued regular compensation during employment) shall be made until after the Effective Date of this Agreement and under the Reaffirmation Agreement.

(10)           Employee agrees and acknowledges that, without all of his promises in this Agreement, Employee is not otherwise entitled to any consideration or amount(s) that may be paid under this Agreement.

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(11)           Team has urged Employee, in writing, to review this document with Employee’s lawyer prior to signing.

PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS EMPLOYEE MAY HAVE AGAINST TEAM.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below with their signatures.

Employee:

/s/ Greg L. Boane		November 26, 2018
GREG L.BOANE		(Date Signed)

TEAM, INC.

By:	/s/ Amerino Gatti	November 26, 2018
(Date Signed)
Name:	Amerino Gatti

Its: Chief Executive Officer

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Exhibit “A”

Team, Inc. Unvested Restricted Stock Units

Vesting and Delivery Schedule

Original	Original	Current	Future
Grant Date	# Granted	# Unvested[1]	Delivery Dates

October 15, 2015	5,012	1,253	October 15, 2019

November 15, 2016	6,114	1,528	November 15, 2019
		1,529	November 15, 2020

November 15, 2017	15,326	3,832	November 15, 2019
		3,831	November 15, 2020
		3,832	November 15, 2021

November 15, 2018	11,105	2,776	November 15, 2019
		2,776	November 15, 2020
		2,776	November 15, 2021
		2,777	November 15, 2022
Total Unvested		26,910

_________________

1 Estimated delivery amounts, prior to withholding for taxes.

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